Exhibit 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
GENESCO REPORTS THIRD QUARTER FISCAL 2007 RESULTS
—Company Reports Third Quarter Diluted EPS of $0.62 Before Discontinued Operations—
—Increases Earnings Per Share Guidance for Fiscal 2007—
NASHVILLE, Tenn., Nov. 21, 2006 — Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $16.0 million, or $0.62 per diluted share, for the third quarter ended October 28, 2006. Earnings before discontinued operations were $16.2 million, or $0.62 per diluted share, for the third quarter ended October 29, 2005. Earnings before discontinued operations for the third quarter of this year reflected SFAS 123(R) share-based compensation and restricted stock expense of $1.7 million before taxes, or $0.04 per diluted share. Earnings from the third quarter last year reflected income of $0.8 million, or $0.02 per diluted share, primarily from an excess litigation provision. Net sales for the third quarter of fiscal 2007 increased 15% to $364 million compared to $316 million for the third quarter of fiscal 2006.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington, said, “Our better than expected third quarter results were driven by excellent performances at Journeys and Journeys Kidz, Johnston & Murphy and Dockers. While we expect the Underground Station business to remain challenging in the fourth quarter, our confidence that the strength we have seen in these other businesses will continue in the Holiday selling season is reflected in our increased earnings guidance for the full fiscal year.
     “Net sales at Journeys Group increased 20% to approximately $184 million, same store sales rose 9% and footwear unit comps increased 18% in the third quarter. As expected, many of the same trends that produced success in the second quarter continued through Back-to-School. Journeys Kidz again reported strong growth, with sales up 55% and comparable store sales up 9%. Additionally, we remain pleased with the performance of Shi by Journeys. We feel very good about our merchandise assortment and the continuing momentum of the entire Journeys’ group as we look forward to the Holiday selling season.
     “Net sales at Hat World Group increased 13% to approximately $78 million and same store sales declined 1%, primarily reflecting weakness in Hat World stores serving the urban markets. We are forecasting a modest comparable sales improvement in the fourth quarter and we remain on track to open 101 new stores, representing a 14% increase in the store base, in the fiscal year. Hat World remains a high margin, highly profitable business with significant expansion opportunities and we remain very excited about its potential.
     “Net sales for the Underground Station Group, which includes the Jarman stores, were $35 million and same store sales declined 11% in the third quarter. Same store sales at Underground Station fell 11% primarily due to continued weakness in men’s athletic and urban markets in general. Our fourth quarter expectations do not reflect an improvement in the Underground Station business. Longer term, Underground Station is working to improve its women’s product offering and non-footwear assortment.
     “Johnston & Murphy Group’s net sales increased 14% to approximately $44 million. Wholesale sales increased 25% and same store sales rose 6%. Johnston & Murphy’s expanded dress and dress casual collection continues to gain retail shelf space and both footwear and non-footwear products are performing extremely well in the Johnston & Murphy stores. Sales growth and gross margin improvement combined to double operating margin compared to last year.
     “Third quarter sales of licensed brands increased 31% to approximately $23 million. The entire Dockers’ Footwear product line is retailing well and backlog is strong.”
     Genesco said that it is raising its earnings per share guidance for the year ending February 3, 2007. The Company now expects sales of approximately $1.45 billion and diluted earnings per share of $2.55 to $2.57 for the year. For the fourth quarter, the Company expects sales of approximately $467 million to $470 million. It reiterated its previously announced expectation for fourth quarter earnings in the range of $1.29 to $1.31 per diluted share. The earnings per share estimates include expected SFAS 123(R) share-based compensation and restricted stock expense totaling approximately $0.17 per share for the year and $0.05 per share for the fourth quarter.
     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, and competition in the Company’s markets. The effects of any demand-related factors in the Holiday selling season could be particularly significant to the Company’s business. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     The Company’s live conference call on November 21, 2006, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,900 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The

     Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
In Thousands	2006	2005	2006	2005
Net sales	$364,298	$316,336	$983,617	$877,589
Cost of sales	182,844	154,825	487,404	430,567
Selling and administrative expenses	150,992	133,225	433,477	385,429
Restructuring and other, net	1,083	(789)	1,672	2,255

Earnings from operations	29,379	29,075	61,064	59,338
Interest expense, net	2,948	2,669	7,022	7,941

Earnings before income taxes from continuing operations	26,431	26,406	54,042	51,397
Income tax expense	10,456	10,168	21,457	19,967

Earnings from continuing operations	15,975	16,238	32,585	31,430
Provision for discontinued operations	(98)	(95)	(287)	(30)
Net Earnings	$15,877	$16,143	$32,298	$31,400

Earnings Per Share Information

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
In Thousands (except per share amounts)	2006	2005	2006	2005
Preferred dividend requirements	$64	$67	$192	$209
Average common shares — Basic EPS	22,284	22,797	22,771	22,675
Basic earnings per share:
Before discontinued operations	$0.71	$0.71	$1.42	$1.38
Net earnings	$0.71	$0.71	$1.41	$1.38
Average common and common equivalent shares — Diluted EPS	26,624	27,346	27,111	27,106
Diluted earnings per share:
Before discontinued operations	$0.62	$0.62	$1.26	$1.22
Net earnings	$0.62	$0.61	$1.25	$1.22

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
In Thousands	2006	2005	2006	2005
Sales:
Journeys Group	$184,391	$153,109	$462,560	$400,881
Underground Station Group	34,981	38,395	105,854	110,417
Hat World Group	77,503	68,330	226,697	199,532
Johnston & Murphy Group	44,467	38,981	130,414	121,497
Licensed Brands	22,844	17,457	57,759	45,065
Corporate and Other	112	64	333	197

Net Sales	$364,298	$316,336	$983,617	$877,589

Operating Income (Loss):
Journeys Group	$25,260	$21,551	$46,346	$42,270
Underground Station Group	(631)	1,965	27	3,900
Hat World Group	7,710	7,615	22,334	22,355
Johnston & Murphy Group	3,193	1,404	8,500	6,352
Licensed Brands	2,326	1,781	5,390	3,545
Corporate and Other*	(8,479)	(5,241)	(21,533)	(19,084)

Earnings from operations	29,379	29,075	61,064	59,338
Interest, net	2,948	2,669	7,022	7,941

Earnings before income taxes from continuing operations	26,431	26,406	54,042	51,397
Income tax expense	10,456	10,168	21,457	19,967

Earnings from continuing operations	15,975	16,238	32,585	31,430
Provision for discontinued operations	(98)	(95)	(287)	(30)

Net Earnings	$15,877	$16,143	$32,298	$31,400

*	Includes $1.1 million and $1.7 million of other charges in the third quarter and nine months of Fiscal 2007, respectively, for asset impairment and lease terminations. Includes $0.1 million and $0.6 million of other charges for asset impairment and lease terminations in the third quarter and nine months of Fiscal 2006, respectively, and a $0.9 million credit due to a favorable adjustment to a litigation settlement in the third quarter of Fiscal 2006 and a $1.7 million charge for a litigation settlement for the nine months of Fiscal 2006.

GENESCO INC.
Consolidated Balance Sheet

	October 28,	October 29,
In Thousands	2006	2005
Assets
Cash and cash equivalents	$18,638	$33,398
Accounts receivable	24,401	22,738
Inventories	344,309	292,798
Other current assets	33,122	26,011

Total current assets	420,470	374,945

Property and equipment	213,974	181,630
Other non-current assets	158,111	159,130

Total Assets	$792,555	$715,705

Liabilities and Shareholders’ Equity
Accounts payable	$135,614	$115,993
Current portion — long-term debt	—	—
Other current liabilities	62,862	62,671

Total current liabilities	198,476	178,664

Long-term debt	158,250	151,250
Other long-term liabilities	78,722	74,076
Shareholders’ equity	357,107	311,715

Total Liabilities and Shareholders’ Equity	$792,555	$715,705

GENESCO INC.
Retail Units Operated — Nine Months Ended October 28, 2006

	Balance				Balance				Balance
	01/29/05	Open	Conv	Close	01/28/06	Open	Conv	Close	10/28/06
Journeys Group	695	71	0	5	761	71	0	3	829
Journeys	654	60	0	4	710	44	0	3	751
Journeys Kidz	41	10	0	1	50	18	0	0	68
Shi by Journeys	0	1	0	0	1	9	0	0	10
Underground Station Group	229	21	0	21	229	10	0	10	229
Underground Station	165	21	2	8	180	10	3	0	193
Jarman Retail	64	0	(2)	13	49	0	(3)	10	36
Hat World Group	552	96	0	7	641	83	0	6	718
Johnston & Murphy Group	142	5	0	5	142	11	0	4	149
Shops	107	4	0	4	107	6	0	3	110
Factory Outlets	35	1	0	1	35	5	0	1	39

Total Retail Units	1,618	193	0	38	1,773	175	0	23	1,925

Retail Units Operated — Three Months Ended October 28, 2006

	Balance				Balance
	07/29/06	Open	Conv	Close	10/28/06
Journeys Group	806	25	0	2	829
Journeys	736	17	0	2	751
Journeys Kidz	64	4	0	0	68
Shi by Journeys	6	4	0	0	10
Underground Station Group	231	3	0	5	229
Underground Station	189	3	1	0	193
Jarman Retail	42	0	(1)	5	36
Hat World Group	685	34	0	1	718
Johnston & Murphy Group	148	4	0	3	149
Shops	109	3	0	2	110
Factory Outlets	39	1	0	1	39

Total Retail Units	1,870	66	0	11	1,925

Constant Store Sales

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
Journeys Group	9%	5%	5%	6%
Underground Station Group	-11%	9%	-7%	9%
Underground Station	-11%	13%	-6%	12%
Jarman Retail	-10%	-5%	-10%	0%
Hat World Group	-1%	1%	0%	4%
Johnston & Murphy Group	6%	5%	2%	6%
Shops	7%	6%	2%	6%
Factory Outlets	3%	5%	-1%	5%

Total Constant Store Sales	4%	6%	2%	7%